Exhibit 10.13

Form of RSU Award – Ireland

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

Aralez Pharmaceuticals Inc. (the “Company”) has granted you an award of Restricted Stock Units (“Award”) of the Company under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”).  The terms of the grant are set forth in the attached Restricted Stock Unit Award Agreement (the “Agreement”).  The following provides a summary of the key terms of the Award; however, you should read the entire Agreement along with the terms of the Plan, to fully understand the Award.

SUMMARY OF GRANT

Grantee:	[____]

Date of Grant:	[____]

Vesting Schedule:	[____]

Number of Restricted Stock Units:	[____]

The above is a summary description of certain provisions of the Agreement and is not intended to be complete.  In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

Form of RSU Award - Ireland

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Grant and accepts the restricted stock unit grant in accordance with the terms of this Summary of Grant, the Agreement and the Plan.  The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan, this Summary of Grant or the Agreement.

Grantee:

Date:

Form of RSU Award - Ireland

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of the Date of Grant set forth on the Summary of Grant (the “Date of Grant”), is delivered by Aralez Pharmaceuticals Inc. (the “Company”) to the individual whose name is set forth on the Summary of Grant (the “Grantee”).

RECITALS

A.The Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to Common Shares of the Company, in accordance with the terms and conditions of the Plan. The Company has decided to make a Restricted Stock Unit award as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B.The terms and conditions of the Restricted Stock Units should be construed and interpreted in accordance with the terms and conditions of this Agreement and the Plan. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate.  If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the committee. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby awards to the Grantee the number of Restricted Stock Units (as defined in the Plan) set forth on the Summary of Grant.  The Grantee accepts the Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the award. Each vested Restricted Stock Unit entitles the Grantee to receive one Common Share, as described in Paragraph 2 below.

2. Vesting of Award/Payment of Shares.
(a) The Restricted Stock Units shall vest according to the vesting schedule set forth on the Summary of Grant, provided that the Grantee continues to be employed by, or provide service

Form of RSU Award - Ireland

to, the Company (or one of its Subsidiaries) from the Date of Grant until the applicable vesting date (each, a “Vesting Date”).

(b) If and when the Restricted Stock Units vest, the Company will issue to the Grantee one Common Share for each whole Restricted Stock Unit that has vested, subject to satisfaction of the Grantee’s tax withholding obligations as described in Section 5 below.  Any vested amounts representing partial shares shall be paid in cash based on the proportionate Fair Market Value of a Common Share on the date of vesting.  The Restricted Stock Units shall cease to be outstanding upon such issuance of shares and cash, as applicable.

(c) Unless otherwise provided in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Grantee shall forfeit the unvested Restricted Stock Units in the event the Grantee ceases to be employed by, or provide service to, the Company (or one of its Subsidiaries) prior to the Vesting Date.

3. Dividend Equivalents.  On each dividend payment date for each cash dividend on the Common Shares, the Company will credit the Grantee with dividend equivalents in the form of additional Restricted Stock Units.  All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested Restricted Stock Units to which they are related.  The number of Restricted Stock Units to be credited shall equal the quotient, rounded to such fraction as may be determined by the Committee, determined by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per Common Share, multiplied by (ii) the number of unvested Restricted Stock Units held by the Grantee as of the record date, and “(b)” is the Fair Market Value of a Common Share on the dividend payment date.  If the Grantee’s vested Restricted Stock Units have been settled after the record date but prior to the dividend payment date, any Restricted Stock Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Accrued dividends attributed to Restricted Stock Units that are forfeited shall also be forfeited. Nothing herein shall preclude the Committee from exercising its discretion under the Plan to determine whether to eliminate fractional units or credit fractional units to accounts, and the manner in which fractional units will be credited

4. No Stockholder Rights Prior to Settlement; Issuance of Certificates.  The Grantee shall have no rights as a stockholder with respect to any Common Shares represented by the Restricted Stock Units until the date of issuance of the Common Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable.  Except as set forth in Section 3 or otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that Common Shares are issued.

5. Withholding.  All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. On or before the time the Grantee receives a distribution of the shares subject to the Grantee’s Restricted Stock Units, or at any time thereafter as requested by the Company, the Grantee hereby authorizes any required withholding from the Common Shares issuable to the Grantee and/or otherwise agrees to make adequate provision in cash for any sums required to

Form of RSU Award - Ireland

satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with the Grantee’s Restricted Stock Units (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Grantee’s Restricted Stock Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Grantee by the Company (or any of its Subsidiaries); (ii) causing the Grantee to tender a cash payment; (iii) permitting the Grantee to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding Common Shares from the Common Shares issued or otherwise issuable to the Grantee in connection with the Restricted Stock Units with a Fair Market Value (measured as of the date Common Shares are issued to the Grantee pursuant to Section 2) equal to the amount of such Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.  Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to the Grantee any Common Shares.  In the event the Company’s obligation to withhold arises prior to the delivery to the Grantee of Common Shares or it is determined after the delivery of Common Shares to the Grantee that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Grantee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6. Change in Control.  The provisions of the Plan applicable to a Change in Control (as described in Section 11 of the Plan) or other corporate transaction, shall apply to the Restricted Stock Units. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of the Restricted Stock Units where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

7. Adjustments. The provisions of the Plan applicable to adjustments (as described in Section 10 of the Plan) shall apply to the Restricted Stock Units.

8. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

Form of RSU Award - Ireland

9. No Employment or Other Rights.  The grant of the Restricted Stock Units shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company  and shall not interfere in any way with any right the Company may have to terminate the Grantee’s employment or service at any time, subject to applicable law.  Under no circumstances on ceasing to be in employment or service of the Company will the Grantee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which Grantee might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

10. Delivery Subject to Legal Requirements. The obligation of the Company to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares to the Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

11. Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Grantee, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

12. Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

13. Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14. Section 409A.  This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Restricted Stock Units shall be administered, interpreted and construed in a manner consistent with Section

Form of RSU Award - Ireland

409A of the Code.  Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code.  The payment of dividend equivalents under Section 3 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying Restricted Stock Units for purposes of Section 409A of the Code.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

16. Complete Agreement.  Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

17. Committee Authority.  By entering into this Agreement the Grantee agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in the Award.

18. Data Privacy.  By signing this Agreement, the Grantee consents to the Company sharing and exchanging the information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) ("the Information") and  providing the Company and/or its agents and/or third parties with the Information for the administration and operation of the Plan and the Grantee accepts that this may involve the Information being sent to a country outside the European Economic Area which may not have the same level of data protection laws as Ireland.  The Grantee acknowledges that he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his local human resources representative. The Grantee acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.